Exhibit 3.1

BIOMED REALTY TRUST, INC.

ARTICLES OF AMENDMENT

BioMed Realty Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting therefrom in its entirety the first two sentences of Section 5.1 of Article V and inserting in lieu thereof two new sentences to read as follows:

“The Corporation has authority to issue 265,000,000 shares of stock, consisting of 250,000,000 shares of Common Stock, $.01 par value per share (“Common Stock”), and 15,000,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $2,650,000.”

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 215,000,000 shares of stock, consisting of 200,000,000 shares of common stock, $.01 par value per share, and 15,000,000 shares of preferred stock, $.01 par value per share. The aggregate par value of all authorized shares of stock having par value was $2,150,000.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 265,000,000 shares of stock, consisting of 250,000,000 shares of common stock, $.01 par value per share, and 15,000,000 shares of preferred stock, $.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $2,650,000.

FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

FIFTH: The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized to be made without any action by the stockholders of the Corporation by the Charter and Section 2-105(a)(13) of the MGCL.

The undersigned President and Chief Operating Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Operating Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and Chief Operating Officer and attested by its Secretary on this 12th day of February 2013.

ATTEST:	BIOMED REALTY TRUST, INC.

/s/ Jonathan P. Klassen	/s/ R. Kent Griffin, Jr.

Jonathan P. Klassen	R. Kent Griffin, Jr.
Secretary	President and Chief Operating Officer